Exhibit 99.1

BEARINGPOINT PROVIDES BUSINESS UPDATE

Highlights Include Record Quarterly Bookings;

New $150 Million Credit Facility; Additional Board Member

McLean, Va., July 20, 2005—BearingPoint, Inc. (NYSE:BE), one of the world’s largest management consulting and systems integration firms, today provided a business update that includes the following announcements:

•	Bookings for the second quarter ended June 30, 2005, totaled approximately $960 million. The second quarter bookings number represents the largest recorded bookings for any quarter in BearingPoint’s history as a public company;

•	The Company has secured additional capital by closing a five-year $150 million line of credit with a syndicate of banks including UBS, which will act as issuing bank and administrative agent to the facility, and a $40 million private investment by Friedman, Fleischer & Lowe (FFL);

•	In connection with the FFL investment, Spencer Fleischer, Vice Chairman of Friedman, Fleischer & Lowe, joined the Company’s Board of Directors on July 15, 2005; and

•	The Company disclosed an ongoing review by the Audit Committee of its Board of Directors of various issues.

“This quarter’s bookings record affirms BearingPoint’s ongoing ability to attract major clients, win new contracts and capitalize on improved information technology spending,” said Harry You, BearingPoint’s chief executive officer. “Bookings are a crucial measure of how well we are doing as a business, and we plan to establish a schedule for reporting a four-quarter rolling average for bookings in the months ahead. I am exceptionally proud of our employees and managing directors for producing these results.”

The information that the Company disclosed today reflects unaudited information based on current Company data.

Bookings

The bookings are also quarterly records across all three BearingPoint lines of business - Financial Services, Commercial Services1 and Public Services. Included in the bookings are several major multi-year contract wins. Among the highlights in each practice:

•	Commercial Services, which serves consumer, industrial, technology and communications clients, had bookings of $234 million in the second quarter. Highlighting the second quarter was a five-year managed services contract from Hawaiian Telcom to build and operate new operations and business support systems for the Honolulu-based telecommunications company.

[1]	The Commercial Services industry sector was previously called Communications and Content/Consumer and Industrial Technology.

•	Financial Services, which serves banks, insurance companies and other large financial institutions, had bookings of $129 million in the second quarter. During the second quarter, BearingPoint won a multi-year contract to implement a global ERP solution for De Lage Landen International B.V., a Netherlands-based, international provider of high-quality asset finance and vendor finance programs.

•	Public Services, which serves federal, state and local governments, had bookings of almost $333 million during the second quarter. Major awards in the period included a contract to serve as the Transition Administrator for the reconfiguration of the 800 MHz band nationwide for the Federal Communications Commission; a five-year, $27 million contract from the United States Naval Surface Warfare Center to provide a range of technical and advisory services; and a $37 million contract to assist with the Navy’s financial improvement plan.

The Company also posted strong bookings across most of its regions, reflecting BearingPoint’s participation in the worldwide growth in consulting and information technology services spending, especially in the Asia Pacific region. BearingPoint’s Asia Pacific region’s second quarter bookings were $85 million, due in part to a number of significant bookings in Australia and Japan. The Company’s Europe, Middle Eastern and African region had bookings of $170 million in the second quarter. In Latin America, the Company’s bookings totaled $12 million in the second quarter.

Bookings represent management’s initial, unaudited estimates of net fees that the Company expects to realize over the life of a contract at the time the contract is executed, but limited to the funded value of those contracts, which, with respect to government contracts is typically one year. Subsequent cancellations, extensions and other matters may impact the amount of bookings previously reported. Contract extensions and increases in scope are treated as bookings only to the extent of the incremental new value. There are no third party standards or requirements governing the calculation of bookings. The Company’s calculation involves estimates and judgments to gauge the extent of a client’s commitment, including the type and duration of the agreement, and the presence of termination charges or wind-down costs. The Company is providing information regarding its new contract bookings because the Company believes doing so provides useful trend information regarding changes in the volume of the Company’s new business over time. However, the timing of large, new contract bookings can significantly affect the level of bookings in a particular quarter. Consequently, there may be a sharp increase in bookings in some quarters and not in others. Information regarding the Company’s new bookings is not comparable to, nor should it be substituted for, an analysis of the Company’s revenues over time. The majority of the Company’s contracts are subject to termination by the client on short notice or without notice.

Other Business Indicators

BearingPoint also announced several other performance metrics that are contributing to the Company’s turn-around:

•	Cash. Based on its review of the Company’s bank account balances, the Company estimates that as of June 30, 2005, its cash balance was approximately $390 million, down five percent from the $412 million estimated cash balance as of April 30, 2005, based on the Company’s

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review of its bank account balances at that time. The reduction in the cash balance was primarily due to funding of additional regulatory compliance costs. The cash balance noted does not include the $40 million equity investment referenced earlier. The Company currently projects a cash balance at year end in the range of $300-$400 million.

•	Workforce utilization. Total workforce utilization (a measure of how chargeable our consultants are to client engagements worldwide), was 70% for the second quarter ended June 30, 2005, approximately the same utilization as was posted in the first quarter ended March 31, 2005. Utilization is defined as total hours charged to client engagements divided by total hours in a specific time period.

•	Chargeable hours. For the second quarter ended June 30, 2005, the total amount of chargeable hours billed by consultants to client engagements was up approximately 2%, compared to the quarter ended March 31, 2005.

•	Billable headcount. At June 30, 2005, billable headcount was 15,052, an increase of 186 over billable headcount at March 31, 2005. The Company’s global voluntary employee turnover rate for billable employees increased slightly from 26% to 27% for the second quarter ended June 30, 2005. In June the Company began implementing programs to improve retention of all non-managing director employees.

While utilization and hours are an indication of the efficiencies of the Company’s workforce and the volume of work produced on behalf of clients, it should not be relied upon as an indication of revenue or profits.

Additional Financing and Capital

The Company also announced that it had closed a five-year, $150 million credit facility agreement with UBS, completing the Company’s strategy for obtaining a long-term credit facility. Key terms for the credit facility include:

•	$150 million facility limit, but initial availability, based on accounts receivable borrowing base is approximately $100 million

•	Interest rate – LIBOR plus 2% for first six months, with maximum spread over LIBOR of 2.25%

•	Secured by all domestic assets of the Company and pledge of 65% of the stock of the foreign subsidiaries

•	Guarantors – all domestic subsidiaries

•	Certain financial covenants do not apply unless unused availability is below specified minimums

In addition, the Company disclosed that it had raised $40 million from FFL, a private equity investment firm. In connection with that investment, Spencer Fleischer, Vice Chairman of Friedman, Fleischer & Lowe, joined the Company’s Board of Directors on July 15, 2005.

Ongoing Investigation by Company’s Audit Committee

The Company also announced that the Audit Committee of the Company’s Board of Directors is continuing its oversight review of issues reported in the Company’s Form 8-K reports filed on March 18, 2005 and April 20, 2005. The Audit Committee, advised by special counsel selected by the Audit

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Committee, is investigating these issues, including alleged deficiencies relating to the Company’s OneGlobe financial reporting system, which has been implemented in the Company’s North America operations, including an additional issue with respect to accurate reporting of contract revenues entered into the system in the second quarter of fiscal 2004. This matter, and other issues also being examined by the Audit Committee, were raised, in part, by a non-executive employee communication. For more information regarding the Audit Committee’s investigation, the status of the SEC informal inquiry and other inquiries by regulators, see the Company’s Form 8-K filed on July 20, 2005.

Status of 2004 Financial Statements

The Company indicated that it continues to make the completion of its financial statements for calendar year 2004 and the related SEC filings a top priority. To this end, it has devoted substantial additional internal and external resources to the completion of the 2004 financial statements. As a result, the Company expects to complete its 2004 financial statements and related SEC filings by the end of summer in September, with the Company’s Forms 10-Q for the first and second quarters of 2005 to be filed concurrently or shortly thereafter. The Company separately announced that, in addition to approximately $25 million in previously expected Sarbanes-Oxley-related fees and $15-$20 million in previously expected audit fees, it would spend between $50 million to $60 million to cover other third party expenses associated with assistance in preparation of its fiscal year 2004 results and preparing the financial results of the first and second quarters of fiscal year 2005, as well as the previously disclosed possible restatements of prior fiscal years. While the Company does not expect the third party expenses and other expenses relating to the preparation of its financial results for future periods to remain at this level, it expects that these expenses will remain relatively higher than historical expenses in this category for the next several quarters.

Second Quarter 2005 Filing

As previously disclosed in our Form 8-K filed April 20, 2005, the Company has determined that it will not complete its financial statements for the second quarter of 2005 by the August 9, 2005 filing date for its Form 10-Q. The Company will file a Form 12b-25 with the SEC on or prior to August 10, 2005 to further discuss the status of the Form 10-Q filing. Also as previously disclosed, the Company currently believes that it will not file its Form 10-Q for the third quarter of 2005 in a timely fashion.

As disclosed in the press release dated July 19, 2005, Harry You, BearingPoint’s chief executive officer, will discuss the above matters in a conference call beginning at 8 a.m. today E.T. To participate in the call, please dial 800-399-6696, conference I.D. 7539539; international callers should dial 706-679-7614, conference I.D. 7539539. A rebroadcast will be available approximately two hours after the end of the call until Friday, July 29, 2005. To access the rebroadcast, dial 800-642-1687, conference I.D. 7539539 and International callers should dial 706-645-9291, conference I.D. 7539539.

The conference call will also be available over the Internet. To listen to the live call, please go to the Investor Relations section of BearingPoint’s website at www.bearingpoint.com and click on the conference call link provided. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. Online replay, available approximately two hours after the end of the call, and will be available until Friday, July 29, 2005.

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About BearingPoint, Inc.

BearingPoint, Inc. (NYSE:BE) is one of the world’s largest management consulting, systems integration and managed services firms serving government agencies, Global 2000 companies, medium-sized businesses and other organizations. We provide business and technology strategy, systems design, architecture, applications implementation, network infrastructure, systems integration and managed services. Our service offerings are designed to help our clients generate revenue, reduce costs and access the information necessary to operate their business on a timely basis. Based in McLean, Va., BearingPoint has been named by Fortune as one of America’s Most Admired Companies in the computer and data services sector. For more information, visit the Company’s website at www.BearingPoint.com.

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This press release contains forward-looking statements relating to our operations that are based on our current expectations, estimates and projections, including statements relating to the Company’s ongoing ability to attract clients, and generate revenue, expenses relating to the audit and review of its financial statements, the timing of the completion of the 2004 audit and the announcement of 2004 results, and the Company’s projected cash balance at year end. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results may differ from the forward- looking statements for many reasons, including: the business decisions of our clients regarding the use of our services; the timing of projects and their termination; the availability of talented professionals to provide our services; the pace of technological change; the strength of our joint marketing relationships and the actions of our competitors. In addition, these statements could be affected by domestic and international economic and political conditions. The statements with respect to the expected completion of our 2004 audit by the end of summer in September, 2005 could be affected by the complexity of the process, the nature of the requisite reviews and other factors related to the completion of the 2004 audit. For a more detailed discussion of the risk factors affecting the Company, see Exhibit 99.1 in our Form 10-Q for the period ended September 30, 2004 and our Form 8-Ks filed as of December 16, 2004, March 18, 2005 and April 20, 2005.

For Media:	For Investors:
John Schneidawind	Deborah Mandeville
BearingPoint, Inc.	BearingPoint, Inc.
john.schneidawind@bearingpoint.com	debbie.mandeville@bearingpoint.com
(703) 747-5853	(508)549 5207

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